As filed with the Securities and Exchange Commission on August 27, 2010

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 2 TO

Form S-8 Registration Statement No. 002-76939

POST EFFECTIVE AMENDMENT NO. 1 TO

Form S-8 Registration Statement No. 033-31556

POST EFFECTIVE AMENDMENT NO. 1 TO

Form S-8 Registration Statement No. 033-69840

POST EFFECTIVE AMENDMENT NO. 1 TO

Form S-8 Registration Statement No. 033-56693

POST EFFECTIVE AMENDMENT NO. 1 TO

Form S-8 Registration Statement No. 333-75763

POST EFFECTIVE AMENDMENT NO. 1 TO

Form S-8 Registration Statement No. 333-76635

POST EFFECTIVE AMENDMENT NO. 1 TO

Form S-8 Registration Statement No. 333-76633

POST EFFECTIVE AMENDMENT NO. 1 TO

Form S-8 Registration Statement No. 333-65912

POST EFFECTIVE AMENDMENT NO. 1 TO

Form S-8 Registration Statement No. 333-88918

POST EFFECTIVE AMENDMENT NO. 1 TO

Form S-8 Registration Statement No. 333-141049

POST EFFECTIVE AMENDMENT NO. 1 TO

Form S-8 Registration Statement No. 333-153175

UNDER

THE SECURITIES ACT OF 1933

SMITH INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	95-3822631
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5599 San Felipe, 17th Floor Houston, Texas	77056
(Address of Principal Executive Offices)	(Zip code)

SMITH INTERNATIONAL, INC. 1971 STOCK OPTION PLAN

SMITH INTERNATIONAL, INC. 1982 STOCK OPTION PLAN

SMITH INTERNATIONAL, INC. EMPLOYEE INVESTMENT PLAN

SMITH INTERNATIONAL, INC. 1989 LONG-TERM INCENTIVE COMPENSATION PLAN

SMITH INTERNATIONAL, INC. SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

SMITH INTERNATIONAL, INC. STOCK PLAN FOR OUTSIDE DIRECTORS

SMITH INTERNATIONAL, INC. 401(k) RETIREMENT PLAN

M-I RETIREMENT PLAN

WILSON 401(k) RETIREMENT PLAN

GREYBULL RETIREMENT PLAN

SMITH INTERNATIONAL, INC. THIRD AMENDED AND RESTATED 1989 LONG-TERM INCENTIVE COMPENSATION PLAN

(Full title of the plans)

Francesca Maestroni

General Counsel

5599 San Felipe, 17th Floor

Houston, Texas 77056

(Name and address of agent for service)

(713) 513-2000

(Telephone number, including area code, of agent for service)

Copy to:

J. David Kirkland, Jr.

M. Breen Haire

Baker Botts L.L.P.

One Shell Plaza

910 Louisiana Street

Houston, Texas 77002

(713) 229-1234

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

REMOVAL OF SECURITIES FROM REGISTRATION

These Post-Effective Amendments relate to the following Registration Statements of Smith International, Inc. (“Smith”), in each case as amended by any post-effective amendments thereto.

Registration Statement on Form S-8 (File No. 002-76939) pertaining to the registration of 1,000,000 shares of Smith’s common stock (the “Common Stock”) issuable under the Smith International, Inc. 1982 Stock Option Plan, the Smith International, Inc. 1971 Stock Option Plan and the Smith International, Inc. Employee Investment Plan.

Registration Statement on Form S-8 (File No. 033-31556) pertaining to the registration of 1,000,000 shares of Common Stock issuable under the Smith International, Inc. 1989 Long-Term Incentive Compensation Plan.

Registration Statement on Form S-8 (File No. 033-69840) pertaining to the registration of 20,000 shares of Common Stock issuable under the Smith International, Inc. Stock Plan for Outside Directors.

Registration Statement on Form S-8 (File No. 033-56693) pertaining to the registration of 1,500,000 shares of Smith’s common stock (the “Common Stock”) issuable under the Smith International, Inc. 1989 Long-Term Incentive Compensation Plan.

Registration Statement on Form S-8 (File No. 333-75763) pertaining to the registration of $10,000,000 in deferred compensation obligations issuable under the Smith International, Inc. Supplemental Executive Retirement Plan.

Registration Statement on Form S-8 (File No. 333-76635) pertaining to the registration of 20,000 shares of Common Stock issuable under the Smith International, Inc. Stock Plan for Outside Directors.

Registration Statement on Form S-8 (File No. 333-76633) pertaining to the registration of 2,400,000 shares of Common Stock issuable under the Smith International, Inc. 1989 Long-Term Incentive Compensation Plan.

Registration Statement on Form S-8 (File No. 333-65912) pertaining to the registration 20,000 shares of Common Stock issuable under the Smith International, Inc. Stock Plan for Outside Directors.

Registration Statement on Form S-8 (File No. 333-88918) pertaining to the registration of 2,300,000 shares of Common Stock issuable under the Smith International, Inc. 1989 Long-Term Incentive Compensation Plan.

Registration Statement on Form S-8 (File No. 333-141049) pertaining to the registration of 10,000,000 shares of Common Stock issuable under the Smith International, Inc. 401(k) Retirement Plan, M-I Retirement Plan, Wilson 401(k) Retirement Plan, and the Greybull Retirement Plan.

Registration Statement on Form S-8 (File No. 333-153175) pertaining to the registration of 4,000,000 shares of Common Stock issuable under the Smith International, Inc. Third Amended and Restated 1989 Long-Term Incentive Compensation Plan.

The Registration Statements referred to above are collectively referred to as the “Registration Statements”; the plans referred to above are collectively referred to as the “Plans.”

On August 27, 2010, Turnberry Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Schlumberger Limited, merged with and into Smith, with Smith as the surviving corporation (the “Merger”). As a result of the Merger, Smith became a wholly owned subsidiary of Schlumberger Limited. Smith has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statements.

In accordance with an undertaking made by Smith in the Registration Statements to remove by means of a post-effective amendment any securities that remain unsold at the termination of the offering, Smith hereby deregisters any and all securities originally reserved for issuance under the Plans and registered under the Registration Statements listed above that remained unissued at the effective time of the Merger.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that all the requirements for filing on Form S-8 are met and has duly caused this Post-Effective Amendment to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned thereunto duly authorized, in Houston, Texas on the 27th day of August, 2010.

SMITH INTERNATIONAL, INC.

By:	/S/ FRANCESCA MAESTRONI
Francesca Maestroni
General Counsel

Pursuant to the requirements of the Securities Act of 1933, as amended, this post-effective amendment has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ BRYAN DUDMAN Bryan Dudman	Director	August 27, 2010

/S/ SIMON FARRANT Simon Farrant	Director	August 27, 2010

/S/ DOUGLAS PFERDEHIRT Douglas Pferdehirt	Director	August 27, 2010

4